Exhibit 5.2

October 27, 2014

Teck Resources Limited

Teck Metals Ltd.

Suite 3300, 550 Burrard Street

Vancouver, British Columbia

Canada V6C 0B3

Dear Sirs:

Re:	Registration Statement on Form F-10

We have acted as Canadian counsel to Teck Resources Limited (“Teck Resources”) and Teck Metals Ltd. (“Teck Metals”, and together with Teck Resources, the “Registrants”) in connection with the registration statement on Form F-10 (the “Registration Statement”) being filed today by the Registrants with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We are aware that our firm name is referred to under the headings “Description of Debt Securities — Enforceability of Judgments”, “Legal Matters”, “Experts” and “Documents Filed as Part of the Registration Statement” in the Short Form Prospectus forming a part of the Registration Statement and we hereby consent to such use of our firm name and opinion under the heading “Description of Debt Securities — Enforceability of Judgments” in the Registration Statement.

Yours truly,

/s/ McMillan LLP

McMillan LLP